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     April 26, 1996

     By Telecopy and Federal Express
     -------------------------------

     LogiMetrics, Inc.
     121-03 Dupont Street
     Plainview, New York 11803-1693

     PERSONAL AND CONFIDENTIAL
     -------------------------

              Attention:  Mr. Richard K. Laird, President

     Gentlemen:

     You have us advised that LogiMetrics, Inc., including its subsidiaries, divisions and affiliates (collectively, "LogiMetrics" or the "Company") has expressed an interest in acquiring the capital stock or the identifiable assets (including the assumption of certain identifiable liabilities) of MMTech, Inc. ("MMT"), and/or Instruments For Industry, Inc. ("IFI"), by means, inter alia, of a cash payment(s) and/or issuances of securities (collectively, the "Transactions"). In addition to the Transactions, you have advised us that the Company desires to review, from time to time, other potential acquisition, merger or joint venture candidates (collectively, the "Acquisition Search"). Phipps, Teman & Company, L.L.C. ("PTCO") is pleased to act as exclusive financial advisor to LogiMetrics in connection with providing certain financial advisory services relating to the Transactions and the Acquisition Search. This letter agreement (the "Advisory Agreement") is to confirm our understanding and agreement regarding the engagement of PTCO by LogiMetrics with respect to the matters referred to herein.

     1.       LogiMetrics  engages PTCO on  an exclusive basis to:   (i) provide
              certain financial advisory services in order to effect the Transactions; and (ii) provide such other financial advisory services from time to time as may be mutually agreed upon by and between LogiMetrics and PTCO with respect to the Acquisition Search.

     2. PTCO hereby accepts the engagement described in paragraph 1 above and, in that connection, agrees that it will, inter alia:

              (a)     examine    publicly   available    documents   and   other
                      information provided by the Company, MMT and/or IFI and perform such other analyses as may be necessary to assist in ascertaining a range of approximate values for the Company, MMT and/or IFI;
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     Mr. Richard K. Laird
     April 26, 1996
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              (b)     make recommendations with  respect to the structure(s)  of the Transactions;

              (c)     advise  in  developing  strategies  to  be   used  in  the
                      approach  to,   and   negotiations  with,   the   existing
                      shareholders of MMT and/or IFI;

              (d) assist in the negotiations with and presentations to MMT and IFI, senior and subordinated lenders, equity investors and other parties required to effect the Transactions; and

              (e)     assist the Company in the Acquisition Search.

     3.       (a)     In consideration of  the services to be  provided pursuant to  the terms  of paragraph  2  above, LogiMetrics  agrees
                      that should  (i)  one or  both  of  the   Transactions  be
                      effected,  or (ii)  the  Acquisition  Search result  in  a
                      completed  acquisition,  merger  or   joint  venture,  the
                      Company  shall pay  to  PTCO at  the  closing date  of the
                      Transaction(s)   or   the  closing   of   any  transaction
                      resulting  from  the Acquisition  Search,  a standard  and
                      customary  fee  (comprised   of  cash  and  warrants)  for
                      transactions of this type which shall be mutually agreed upon by and between PTCO and the Company (the "Success
                      Fee").

              (b) In addition to the Success Fee, LogiMetrics covenants and agrees to pay to PTCO a monthly retainer of Five Thousand and 00/100 (US$5,000.00) Dollars for each month, or for any part thereof (the "Monthly Fee"), for the duration of PTCO's engagement hereunder, payable on the first business day of each month, commencing May 1, 1996.

              (c) In addition to the consideration set forth in paragraphs 3 (a) and 3 (b) above, LogiMetrics agrees to reimburse PTCO promptly, upon requests made by PTCO from time to time, for PTCO's reasonable out-of-pocket expenses incurred in connection with PTCO's activities under this Advisory Agreement, including, without limitation, the reasonable fees and disbursements of its legal counsel. PTCO agrees that it will work with counsel satisfactory to LogiMetrics, and shall not incur legal expenses in excess of US$5,000.00 without the prior written consent of the Company.

     4. PTCO shall not be liable for, or have its compensation hereunder reduced by, any obligation LogiMetrics or anyone else may incur to any third party in connection with any transaction contemplated herein.
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     Mr. Richard K. Laird
     April 26, 1996
     Page 3

     5. LogiMetrics agrees to indemnify PTCO and its affiliates and their respective members, directors, officers, employees, representatives, attorneys, partners and agents (or the equivalent of any of the foregoing) (PTCO and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any services contemplated by this Advisory Agreement or the engagement of PTCO pursuant to, and the performance by PTCO of the services contemplated by, this Advisory Agreement and will reimburse any Indemnified Party for all expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. LogiMetrics shall not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from PTCO's willful misconduct or gross negligence.

              In the event of the assertion against any Indemnified Party of any such claim or the commencement of any such action or proceeding as described in the preceding paragraph, LogiMetrics shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written consent from PTCO, to assume the investigation or defense of such claim, action or proceeding with counsel of LogiMetrics' choice at LogiMetrics' expense; PROVIDED, HOWEVER, that such counsel shall be reasonably satisfactory to PTCO. Notwithstanding LogiMetrics' election to assume the defense or investigation of such claim, action or proceeding, PTCO shall have the right to employ separate counsel if: (i) in the written opinion of counsel to PTCO, use of counsel of LogiMetrics' choice could be reasonably expected to give rise to a conflict of interest; (ii) LogiMetrics shall not have employed counsel reasonably satisfactory to PTCO to represent the Indemnified Party within a reasonable time after notice of the institution of any such litigation or proceeding; or (iii) LogiMetrics shall authorize PTCO in writing to employ separate counsel at LogiMetrics' expense.

              The rights, powers and authority accorded PTCO and the other Indemnified Parties by the foregoing provisions shall be in addition to any rights that PTCO or any Indemnified Party may have at common law or otherwise and shall survive the termination of this Advisory Agreement.

              If for any reason the above-described indemnification rights shall be unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs, then LogiMetrics shall contribute to the amount paid or payable by the applicable Indemnified Party as a
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     Mr. Richard K. Laird
     April 26, 1996
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              result  of  such  loss,  claim,   damage  or  liability  in   such
              proportion as is appropriate to reflect the relative benefits received by it, on the one hand, and PTCO and any other applicable Indemnified Party, as the case may be, on the other hand, and also the relative fault of LogiMetrics and PTCO and any other applicable Indemnified Party, as the case may be, as well as any other relevant equitable considerations.

     6. The term of PTCO's engagement hereunder shall extend from the date hereof through October 31, 1996 unless terminated earlier in accordance with the terms and provisions hereof.

     7. PTCO's engagement may be terminated by either LogiMetrics or PTCO at any time upon ten (10) days prior express written notice to the other party; PROVIDED, HOWEVER, that upon such termination of PTCO's engagement by LogiMetrics, all the provisions hereof relating to the payment of expenses and indemnification shall survive any such termination. Furthermore, such termination by
              LogiMetrics shall cause any and all Monthly Fees for the period commencing from the date hereof through October 31, 1996, which shall not have been paid at the date of termination, to become immediately due and payable. PTCO shall be entitled to the Success Fee if, within twelve (12) months after the termination of this Advisory Agreement for any reason, LogiMetrics, or any affiliated party thereof, shall consummate the Transactions or any transaction with any party or parties related to the Acquisition Search and with whom PTCO was involved.

     8. LogiMetrics and PTCO agree that PTCO shall be the exclusive financial advisor to LogiMetrics and any partner, co-venturer or associate of LogiMetrics that participates in the Transactions or any reasonably similar transaction. LogiMetrics and PTCO further agree that each will give the other party prior notice of and consult with the other party prior to taking any significant action in connection with or relating to the Transactions or any of the transactions contemplated hereby.

     9. The Company agrees that, during the term of this Advisory Agreement, (a) it will provide PTCO with complete and accurate information with respect to any matter reasonably requested by PTCO; (b) none of the information provided to PTCO in connection with this Advisory Agreement, or presented in any written material provided by the Company and used by PTCO for any purpose under this Advisory Agreement, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading; and (c) the Company will promptly inform PTCO of any material change or development in its business, property or prospects.

     10. This Advisory Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and any disputes shall be subject to the jurisdiction of the courts of the State of New York.
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     Mr. Richard K. Laird
     April 26, 1996
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     Please confirm that  the foregoing correctly  sets forth  our agreement  by signing and returning to PTCO the duplicate copy of this Advisory Agreement enclosed herewith.

     Yours truly,

     PHIPPS, TEMAN & COMPANY, L.L.C.


     By:              /s/ Norman M. Phipps
                      ------------------------
                      Norman M. Phipps

     ACCEPTED AND AGREED
     THIS 26th DAY OF APRIL, 1996

     LOGIMETRICS, INC.


     By:              /s/ Richard K. Laird
                      -------------------------
     Name:            Richard K. Laird
     Title:           President
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